Exhibit 10.6

AMENDING AgREEMENT No. 3 TO SHARE PURCHASE AGREEMENT

This Amending Agreement No. 3 to the Share Purchase Agreement is dated March 16, 2020 (the “Amending Agreement No. 3”) by and among CannaPharmaRx Canada Corp. (the “Purchaser”), CannaPharmaRx, Inc. (the “Purchaser Parent”) and Sunniva Inc. (the “Vendor”).

WHEREAS, the Purchaser, the Purchaser Parent and the Vendor entered into a Share Purchase Agreement dated June 11, 2019, as amended by an Amending Agreement entered into between such parties dated October 2, 2019 and as amended by Amending Agreement No. 2 entered into between such parties dated November 27, 2019 (as so amended, the “Purchase Agreement”);

AND, WHEREAS, the Parties wish to enter into this Amending Agreement No. 3 to further amend the Purchase Agreement;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration (the receipt and sufficiency of which is acknowledged by each Party), the Parties agree as follows:

Article 1
INTERPRETATION

Section 1.1	Defined Terms.

In this Amending Agreement No. 3 and the recitals hereto, unless otherwise defined, capitalized terms shall have the meaning given to them in the Purchase Agreement.

Article 2
AMENDMENT TO Purchase Agreement

Section 2.1	Payment of Purchase Price.

Section 2.3 of the Purchase Agreement is hereby deleted and replaced with the following language:

“Section 2.3 Payment of Purchase Price.

The Purchase Price shall be paid and satisfied as follows:

(a)	as to $1,206,418.31 (the “Deposit Amount”), by payment of an amount equal to the Deposit Amount by the Purchaser to the Vendor in one or more installments, such Deposit Amount to be a non-refundable deposit against the Purchase Price;

(b)	as to $700,000 (the “Extension Amount”), by payment of the Extension Amount by the Purchaser to the Vendor on or before October 10, 2019, such Extension Amount to be a non-refundable deposit against the Purchase Price;

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(c)	as to $7,133,374, by delivery to the Vendor on the Closing Date of 3,566,687 Series C Preferred Shares of the Purchaser Parent (the “Consideration Shares”), such Consideration Shares having the terms and conditions substantially in the form as set forth in Exhibit “A”; and

(d)	as to an amount equal to $10,960,207.69 less the sum the estimated Closing Indebtedness set out in the Estimated Closing Indebtedness Statement (as defined below), by payment of such amount by the Purchaser to the Vendor on the Closing Date.

All cash payments under this Section 2.3 will be made by certified cheque, bank draft or wire transfer of immediately available funds to a bank account or bank accounts specified in writing by the Vendor.”

Section 2.2	Representations and Warranties of the Purchaser and Purchaser Parent.

Section 5.1 of the Purchase Agreement is hereby amended by adding the following clauses after Section 5.1(h):

“(i)	Issuance of Shares. Neither the issuance of the Consideration Shares nor the issuance of any shares of common stock of the Purchaser Parent issuable on conversion of the Consideration Shares is accordance with their terms (the “Conversion Shares”) will (i) require the consent or approval of all or any of the shareholders of the Purchaser Parent, (ii) require the consent, approval, or authorization, order or agreement of, or registration or qualification with, any Governmental Entity, (ii) result in any breach or violation of any of the provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Corporation or any of the Designated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or (iii) result in any breach or violation of the Purchaser Parent’s Governing Documents, any resolutions of the shareholders or directors of the Purchaser Parent or any Contract to which the Purchaser Parent is a party or by which it is bound. The Consideration Shares, when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be validly issued as fully paid and non-assessable shares in the capital of the Purchaser Parent, and will be free of restrictions on transfer other than restrictions on transfer under applicable Securities Laws (as defined below). Any Conversion Shares issuable upon the conversion of the Consideration Shares will be duly and validly authorized, allotted and reserved for issuance upon such conversion and will, upon the conversion of the Convertible Debentures in accordance with their terms, be validly issued as fully paid and non-assessable shares in the capital of the Purchaser Parent, and will be free of restrictions on transfer other than restrictions on transfer under applicable Securities Laws.

(j)	Compliance with Securities Laws. The Purchaser Parent (i) is a reporting issuer under the Securities Laws of each of the Provinces of British Columbia and Alberta and is not on the list of defaulting reporting issuers (or the equivalent list) maintained by the applicable securities regulatory authorities in any such province, (ii) has filed all material forms, reports and documents required under Securities Laws with applicable securities regulatory authorities and any stock exchange on which its securities are listed, as applicable, and (iii) is in compliance in all material respects with applicable federal, state, provincial securities in Canada and the United States, as applicable, and the respective rules, regulations, blanket orders and rulings under such laws together with applicable published policies, policy statements, instruments and notices (collectively, “Securities Laws”).

(k)	Disclosure Record. The material change reports, financial statements, information circulars, press releases or other continuous disclosure documents filed by or on behalf of the Purchaser Parent under Securities Laws (the “Public Record”) constitutes all documents required to be filed by the Purchaser Parent under Securities Laws. At the time it was filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the documents comprising the Public Record (i) complied in all material respects with the applicable requirements of Securities Laws and (ii) was true, correct and complete in all material respects and did not contain any material misrepresentation as of the date of such document. There is no “material fact” or “material change” in respect of the Purchaser Parent (in each case, as those terms are defined under Securities Laws) that has not been publicly disclosed and the Purchaser Parent has not filed any confidential material change reports which are still maintained on a confidential basis.

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Section 2.3	Closing Conditions for the Benefit of the Vendor.

Section 8.2 of the Purchase Agreement is hereby amended by:

(a)	replacing all references to “the Purchaser” in Section 8.2(a), Section 8.2(b) and Sections 8.2(ii), (iii) and (iv) with “the Purchaser and the Purchaser Parent”;

(b)	adding the following clause after Section 8.2(d)(iv):

“(iv)	a certificate representing the Consideration Shares registered in the name of the Vendor;”

(c)	adding the following clause after Section 8.2(e):

“(f)	Series C Preferred Shares. The Purchaser Parent shall have provided the Vendor with evidence satisfactory to the Vendor that the Series C Preferred Shares have been validly created and have terms and conditions satisfactory to the Vendor.”

Section 2.4	Extension of Outside Date.

Section 10.1(b)(ii) of the Purchase Agreement is hereby deleted and replaced with the following language:

“(ii)	if any of the items set forth in Section 8.1 have not been delivered or waived on or prior to March 31, 2020 (the “Outside Date”), or it becomes reasonably apparent that any of such deliveries will not be satisfied on or before the Outside Date (other than as result of the failure of the Purchaser to perform any of its obligations under this Agreement) and the Purchaser has not waived such conditions in writing on or prior to the Outside Date.”

Article 3
MISCELLANEOUS

Section 3.1	Time of the Essence.

Time is of the essence in this Amending Agreement.

Section 3.2	Amendments.

This Amending Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Purchaser and the Vendor.

Section 3.3	Further Assurances.

From time to time after the Closing Date, each Party shall, at the request of any other Party, execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to effectively carry out the intent of this Amending Agreement.

Section 3.4	Purchase Agreement Remains in Force.

Except as hereby amended and supplemented by this Amending Agreement, the Purchase Agreement remains in full force and effect.

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Section 3.5	Successors and Assigns.

(1)	This Amending Agreement becomes effective only when executed by all of the Parties. After that time, it will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

(2)	Neither this Amending Agreement nor any of the rights or obligations under this Amending Agreement may be assigned or transferred, in whole or in part, by any Party without the prior written consent of the other Parties.

Section 3.6	Severability.

If any provision of this Amending Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Amending Agreement, and the remaining provisions will remain in full force and effect.

Section 3.7	Entire Agreement.

The Purchase Agreement, as amended by this Amending Agreement, constitutes the entire agreement between the Parties with respect to the transactions contemplated by the Purchase Agreement and this Amending Agreement and, as so amended, supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to the subject matter hereof and thereof. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of the Purchase Agreement and this Amending Agreement, except as specifically set forth in the Purchase Agreement and this Amending Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into this Amending Agreement and completing the transactions contemplated by the Purchase Agreement or this Amending Agreement.

Section 3.8	Governing Law.

(1)	This Amending Agreement is governed by and will be interpreted and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(2)	Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of British Columbia situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inappropriate forum.

Section 3.9	Counterparts.

This Amending Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Amending Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed this Amending Agreement as of the date first set forth above.

CANNAPHARMARX CANADA CORP.

By:	/s/ Dominic Colvin
Name: Dominic Colvin
Title: President and CEO

CANNAPHARMARX, INC.

By:	/s/ Dominic Colvin
Name: Dominic Colvin
Title: President and CEO

SUNNIVA INC.

By:	/s/ Anthony Holler
Name: Anthony Holler
Title: Chief Executive Officer

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Exhibit “A”

Indicative Terms and Conditions of Series C Preferred Shares

Pursuant to authority expressly granted to the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation hereby creates and authorizes the issuance of a series of shares of Preferred Stock of the Corporation designated as “Series C Convertible Preferred Stock” and hereby fixes the following designation and number of shares of such series and the following voting, dividend rate, liquidation preference, redemption, conversion right and other rights, preferences and restrictions with respect to such series:

(1)          Number of Shares; Designation. This series of Preferred Stock shall be designated as “Series C Convertible, Redeemable Preferred Stock” and the number of shares of such series shall be 3,566,687 shares.

(2)          Stated Value. The stated value of the Series C Convertible, Redeemable Preferred Stock shall be $2.00 (CAD) per share.

(3)          Dividends. The holders of outstanding Series C Preferred Stock shall be entitled to receive an 8% cumulative dividend which shall accrue until such time as, and be payable in cash when, the Series C Preferred Stock is redeemed or converted into Common Stock pursuant to the terms included herein.

(4)          Preference on Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Series C Preferred Stock then outstanding shall be entitled to a preference of Stated Value and accrued dividends payable out of the assets of the Company available for distribution, subordinated to the Preferred Shares previously issued but superior to the Company’s Common Stock.

(5)          Voting Rights. The Series C Preferred Stock shall not have voting rights.

(6)          Conversion of Series C Convertible Preferred Stock into Common Stock

(a)          Any holder of a share or shares of Series C Preferred Stock desiring to convert all or any portion of such Series C Preferred Stock (including accrued dividends) into Common Stock may do so at any time upon ten (10) business days written notice to the Company. The Conversion Price shall be equal to the Volume Weighted Average Price (VWAP) of the Common Stock trading on the OTCQX or any other exchange that the Company may list on, for the period of twenty (20) trading days preceding the date of conversion. In the event the VWAP is calculated in USD, then the Conversion Price shall be converted to CAD$● being the Canadian dollar equivalent of US$● based on the Bank of Canada daily exchange rate on the date of Closing of the acquisition of Sunniva Medical, Inc.

(b)          In the event that the Company shall at any time subdivide or combine in a greater or lesser number of shares the outstanding shares of Common Stock, the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock shall be proportionately increased in the case of subdivision or decreased in the case of a combination, effective in either case at the close of business on the date when such subdivision or combination shall become effective.

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(c)          In the event that the Company shall be recapitalized, consolidated with or merged into any other corporation, or shall sell or convey to any other corporation all or substantially all of its property as entirety, provision shall be made as part of the terms of such recapitalization, consolidation, merger, sale or conveyance so that any holder of Series C Preferred Stock may thereafter receive in lieu of the Common Stock otherwise issuable to him upon conversion of his or her Series C Preferred Stock, but at the conversion ratio stated herein, the same kind and amount of securities or assets as may be distributable upon such recapitalization, consolidation, merger, sale or conveyance, with respect to the Common Stock of the Company.

(d)          Such adjustments shall be made successively if more than one event listed in (a) through (c) above shall occur.

(7)          Redemption.

(a)          Subject to the approval of any underwriter, placement agent or lender, in the event that the Company raises greater than $3,000,000 (US) in equity or debt, the holders of the Series C Preferred Stock may thereafter force the retraction of the number of Series C Preferred Stock at the Stated Value of the Series C Preferred Stock so redeemed, plus accrued dividends, which together equal not more than 35% of the total funds raised. This right shall continue in respect of all future debt or equity financings until all Series C Preferred Stock and accrued interest are repaid. The Company shall exert a good faith effort to obtain the required consent.

(b)          At any time after providing ten (10) business days’ notice to the holders of the Series C Preferred Stock, the Company may redeem all or any portion of the Series C Preferred Stock at the Stated Value of the Series C Preferred Stock so redeemed, plus accrued dividends.

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